Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com	Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

AB Announces October 31, 2017 Assets Under Management
New York, NY, November 9, 2017 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management increased to $542 billion during October 2017 from $535 billion at the end of September. The 1.3% increase was the result of market appreciation and firmwide net inflows from all three client channels - Institutions, Retail and Private Wealth.

AB (The Operating Partnership)
Assets Under Management ($ in Billions)

	At October 31, 2017				At Sep 30
					2017

			Private
	Institutions	Retail	Wealth	Total	Total

Equity
Actively Managed	$32	$55	$48	$135	$132
Passive	22	31	—	53	52
Total Equity	54	86	48	188	184

Fixed Income
Taxable	160	74	11	245	243
Tax-Exempt	1	15	23	39	39
Passive	—	10	—	10	10
Total Fixed Income	161	99	34	294	292

Other(1)	48	4	8	60	59
Total	$263	$189	$90	$542	$535

	At September 30, 2017

Total	$260	$186	$89	$535

(1) Includes certain multi-asset services and solutions and certain alternative investments.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2016 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.
About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
At September 30, 2017, AB Holding owned approximately 35.2% of the issued and outstanding AB Units and AXA, a worldwide leader in financial protection, owned an approximate 64.9% economic interest in AB.
Additional information about AB may be found on our website, www.alliancebernstein.com.

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